September 7, 2011

Ms. Kristin Savilia

Re: New Terms of Employment

Dear Kristin:

It gives me great pleasure to confirm the terms by which XO Group Inc. (the “Company”) will continue your employment as the Executive Vice President, Local Enterprise, reporting to the Chief Executive Officer. You will perform those services that are reasonably associated with this title and position and those services reasonably assigned to you and that are commensurate with your position. You will serve as an executive officer of the Company based on your continued designation as such by the Board of Directors.

The terms of this agreement are effective as of September 1, 2011 unless otherwise specified. This agreement supersedes the terms contained in your letter of employment dated March 3, 2010.

Base Salary

Your annualized base salary is $320,000 (“Base Salary”), which will be paid semi-monthly, on the 15th and on the last workday of the month. The Compensation Committee of the Board of Directors will review your Base Salary annually for potential adjustments based on your performance and other factors. Your Base Salary will be subject to withholding of income, social security and employment taxes in accordance with the Company’s normal practices.

Incentive Compensation

The amount of your 2011 bonus potential will continue to be determined according to the Company’s achievement of local enterprise revenue targets established by the Chief Executive Officer, as in effect on the date hereof.

Beginning in 2012, you will participate in the Company’s incentive compensation program for executive officers, which is currently the Long-Term Incentive Plan, as determined by the Compensation Committee. The payment of incentive compensation will be subject to the terms and conditions of the incentive compensation program for executive officers, as may be in effect from time to time, including the Long-Term Incentive Plan, and is payable following the completion of the Company’s annual audit and approval by the Compensation Committee. The incentive compensation is not guaranteed and is completely discretionary; you may receive the payment of incentive compensation in one year but not the next.

Other Compensation

You will be eligible to participate in future incentive compensation programs for executive officers, if and when such programs are established by the Compensation Committee, at a level commensurate with your position at the time awards are granted and on the same general terms and conditions as apply to the other executive officers of the Company. In addition, in no event will the terms of equity awards granted to you with respect to accelerated vesting upon a “change in control” be less favorable than the terms made available to any other executive officer, and the Company will cause any award to be modified if and as necessary to carry out this provision.

Ms. Kristin Savilia

September 7, 2011

Severance

If your employment is involuntarily terminated without cause by the Company or a successor entity, or if you resign for “Good Reason,” you shall receive a lump-sum payment equal to your annualized Base Salary, at your rate of pay in effect immediately prior to such termination or resignation, and for 12 months after such termination or resignation receive all benefits (other than vesting of any equity award) that were associated with your employment immediately prior to such termination or resignation (to the extent and at such levels that these benefits remain available to employees of the Company generally during such 12-month period). The Company shall pay the lump-sum payment in connection with an involuntary termination without cause upon such termination, and the lump-sum payment in connection with a Good Reason resignation within 10 business days of the end of the Cure Period, as defined below.

An involuntary termination “without cause” shall mean a termination of employment other than for death, disability, termination for Cause or any resignation by you other than a resignation for Good Reason. “Cause” shall mean (1) your willful failure to perform the principal elements of your duties to the Company or any of its subsidiaries, which failure is not cured within 20 days following written notice to you specifying the conduct to be cured, (2) your conviction of, or plea of nolo contendere to, a felony (regardless of the nature of the felony) or any other crime involving dishonesty, fraud, or moral turpitude, (3) your gross negligence or willful misconduct (including but not limited to acts of fraud, criminal activity or professional misconduct) in connection with the performance of your duties and responsibilities to the Company or any of its subsidiaries, (4) your failure to substantially comply with the rules and policies of the Company or any of its subsidiaries governing employee conduct or with the lawful directives of the Board of Directors of the Company, or (5) your breach of any non-disclosure, non-solicitation, non-competition or other restrictive covenant obligations to the Company or any of its subsidiaries. “Good Reason” shall mean (1) any reduction of your Base Salary, (2) the relocation of your principal place of business outside of New York City, or (3) the material diminution of your responsibilities or authority, any reduction of your title or any change in the reporting structure set forth in the first paragraph hereof, provided, however, that no Good Reason shall exist if you have not given written notice to the Company within ninety (90) days of the initial existence of the Good Reason condition(s) and until the Company has had thirty (30) days to cure such event (the “Cure Period”) after the date on which you give the Company written notice specifying such event in specific detail before such event permits you to terminate your employment for Good Reason.

Benefits and Other Terms

Benefits and Expenses

You will continue to participate in the Company’s benefits program as in effect on the date hereof. As an executive officer, you will be covered by any supplemental travel and business expense reimbursement policies in effect for executive officers. A full description of your benefits is contained in official plan documents that will be available to you. Please be advised that these documents describe policies and benefits currently available and that the Company reserves the right to amend, change and terminate its policies, programs and employee benefit plans at any time during your employment.

Ms. Kristin Savilia

September 7, 2011

Indemnification

The Company will enter into an Indemnification Agreement for Directors and Officers with you. In addition, you shall be covered by the Company’s insurance policy for directors and officers.

Compliance With Section 409A of the Internal Revenue Code

The intent of the parties is that payments and benefits under this agreement comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations and guidance promulgated thereunder (collectively, “Section 409A”), and, accordingly, to the maximum extent permitted, this agreement shall be interpreted to be in compliance therewith. If you notify the Company (with specificity as to the reason therefor) that you believe that any provision of this agreement (or of any award of compensation, including equity compensation or benefits) would cause you to incur any additional tax or interest under Section 409A and the Company concurs with such belief or the Company (without any obligation whatsoever to do so) independently makes such determination, the Company shall, after consulting with you, reform such provision to try to comply with Section 409A through good faith modifications to the minimum extent reasonably appropriate to conform with Section 409A. To the extent that any provision hereof is modified in order to comply with Section 409A, such modification shall be made in good faith and shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit to you and the Company of the applicable provision without violating the provisions of Section 409A.

A termination of employment shall not be deemed to have occurred for purposes of any provision of this agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Section 409A and, for purposes of any such provision of this agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.” If you are deemed on the date of termination to be a “specified employee” within the meaning of that term under Section 409A(a)(2)(B) of the Code, then with regard to any payment or the provision of any benefit that is specified as subject to this Section or that is otherwise considered deferred compensation under Section 409A payable on account of a “separation from service,” such payment or benefit shall be made or provided at the date which is the earlier of (A) the expiration of the six (6)-month period measured from the date of such “separation from service” and (B) the date of your death (the “Delay Period”). Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this Section (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to you in a lump sum, and any remaining payments and benefits due under this agreement shall be paid or provided in accordance with the normal payment dates specified for them herein. For purposes of this agreement, the term “Separation Pay Limit” shall mean two (2) times the lesser of (A) your annualized compensation based on your annual rate of pay for your taxable year preceding the taxable year in which you have a “separation from service,” and (B) the maximum amount that may be taken into account under a tax qualified plan pursuant to Section 401(a)(17) of the Code for the year in which you incur a “separation from service.”

All expenses or other reimbursements under this agreement shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by you (provided that if any such reimbursements constitute taxable income to you, such reimbursements shall be paid no later than March 15th of the calendar year following the calendar year in which the expenses to be reimbursed were incurred), and no such reimbursement or expenses eligible for reimbursement in any taxable year shall in any way affect the expenses eligible for reimbursement in any other taxable year.

Ms. Kristin Savilia

September 7, 2011

In the event that it is determined that any payment or distribution of any type to or for your benefit, whether paid or payable or distributed or distributable, pursuant to the terms of this agreement would be subject to the additional tax and interest imposed by Section 409A, or any interest or penalties with respect to such additional tax (such additional tax, together with any such interest or penalties, are collectively referred to as the “409A Tax”), then you shall be entitled to receive an additional payment (a “409A Tax Restoration Payment”) in an amount that shall fund the payment by you of any 409A Tax as well as all income taxes imposed on the 409A Tax Restoration Payment, any 409A Tax imposed on the 409A Tax Restoration Payment and any interest or penalties imposed with respect to taxes on the 409A Tax Restoration Payment or any 409A Tax.

At-Will Employment

Please understand that your employment will be “at will,” meaning that either you or the Company may terminate the relationship at any time, with or without cause or notice. Please also note that the Company reserves the right to revise, supplement, or rescind any of its policies, practices, and procedures (including those described in the Employee Handbook) as it deems appropriate in its sole and absolute discretion, provided that no such change shall be effective as to you unless such change affects all executive officers of the Company.

* * * * *

Ms. Kristin Savilia

September 7, 2011

Please indicate your acceptance of these terms by returning the original signed and dated version of this agreement to my attention.

Sincerely,

/s/ DAVID LIU

David Liu
Chief Executive Officer

By signing, dating and returning this agreement, you accept our terms of employment.

/s/ KRISTIN SAVILIA	9/12/2011
Kristin Savilia	Date